FORM OF SHAREHOLDERS’ AGREEMENT

THIS SHAREHOLDERS’ AGREEMENT (the “Agreement”) is made and entered into on _______ __, 2008 by and among STF TECHNOLOGIES LTD. (f/k/a Kraft Elektronikai Zrt), a Hungarian corporation (the “Company”), and the shareholders of the Company (each a “Shareholder” and collectively the “Shareholders”) who are listed (together with their Affiliates) on Schedule A attached hereto, and any other person(s) or entity(ies) who may hereafter become a party to this Agreement.

RECITALS:

WHEREAS, the Shareholders are the owners of 100% of the common shares and equity of the Company (the “Share Capital”), as set forth on Schedule A; and

WHEREAS, the Company and the Shareholders wish to enter into this Agreement to document their agreement and understanding regarding certain restrictions and controls on the Company and the Share Capital; and

WHEREAS, except with respect to the Stock Exchange Agreement and any document executed pursuant thereto, this Agreement and the terms and covenants contained herein shall supersede and take precedence to similar terms and covenants set forth in any other agreement between the Company and its Shareholders, including, without limitation, any stock purchase agreement or founders stock purchase agreement (collectively, the “Prior Agreements”).

NOW THEREFORE, in consideration of the foregoing recitals and the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE 1 -  CERTAIN DEFINITIONS

Section 1.1 Capitalized terms not otherwise defined in this Section 1.1 or elsewhere in this Agreement shall have such definition as set forth in the Stock Exchange Agreement. In addition, as used in this Agreement the following terms shall have the following respective meanings:

(a) “Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling (including, but not limited to, all directors and officers of such Person), controlled by, or under direct or indirect common control with, such Person. A Person shall be deemed to control another Person if such Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such other Person, whether through the ownership of voting securities, by contract or otherwise. For purposes of Section 2.10 (Drag-Along Rights) each director, shareholder, general partner, member, officer and employee (to the extent applicable) of a Person or the spouse or children of any such director, shareholder, general partners, member, officer or employee or a trust of trusts solely for the benefit of such director, shareholder, general partner, member, officer or employee and/or the spouse or children of such director, shareholder, general partner, member, officer or employee shall, in each case, be deemed to be an Affiliate.

(b) "Connected Person" means any company controlled by or affiliated with Solar Thin Films, Inc. ("STF") the parent of the Company and any Person employed by STF or any company controlled by or affiliated with STF.

(c) “Articles of Incorporation” means the articles of incorporation or memorandum of association representing the formation documents of the Company.

(d) "Excess Cash" means, at the end of any financial year of the Company and its Subsidiaries, the aggregate amount of cash and marketable securities that are retained by the Company and its Subsidiaries which is in excess of the aggregate amount of funds required for the working capital needs of the Company and its Subsidiaries, the purchase or lease of capital equipment and other related expenditures that are anticipated in good faith by the Board of Directors of the Company to be required by the Company and its Subsidiaries for the next succeeding financial year.

(e) “Gross Profit Margin” means the net selling price of the applicable PV Equipment, less“cost of good sold,” as that term is defined under United States generally accepted accounting principles (“US GAAP”).

(f) "Liquidity Event" means an initial public offering of the Shares (IPO)

(g) “Offerees” means (i) the Company, and (ii) each of the Shareholders, excluding any Shareholder who has caused or initiated the event that results in the offer of the Shares to the Offerees hereunder. Offerees who are Shareholders are sometimes referred to herein as “Shareholder Offerees.”

(h) “Permitted Transfer” shall have the meaning set forth in Section 2.1(c) of this Agreement..

(i) PV Equipment” means the machinery, equipment, software and computer hardware required to be installed at a PV Facility to enable a Person to manufacture and produce PV Modules.

(j) “PV Facility” means a turn-key manufacturing facility including PV Equipment, converters, land and building to enable a Person to produce PV Modules.

(k) “PV Modules” means amorphous silicon (“aSi”) photovoltaic solar panels or modules capable of producing solar power.

(l) “Qualified Appraisers” means any recognized investment bank or business appraisal company selected by the Board of Directors of the Company who has not previously rendered financial or business appraisal services to Solar Thin or who is otherwise acceptable to Istvan Krafcsik.

(m) “Shares” means and includes all shares of Share Capital now owned or hereafter acquired by any Shareholder. For purposes of this Agreement, all of the Shares of Share Capital that a Shareholder has a right to acquire from the Company upon conversion, exercise or exchange of any of the securities of the Company then owned by such Shareholder shall be deemed Shares then owned by such Shareholder; provided, however, that for purposes of this Agreement any “Buyer Preference Shares” that may be issued pursuant to Section 2.2 of the Stock Exchange Agreement shall not be deemed to be Shares of Share Capital.

(n) “Share Capital” means and includes all issued and outstanding common shares and equity of the Company and all other securities of the Company which may be issued in exchange for or in respect of shares of Share Capital (whether by way of stock split, stock dividend, combination, reclassification, reorganization, or otherwise) ; provided, however, that for purposes of this Agreement any “Buyer Preference Shares” that may be issued pursuant to Section 2.2 of the Stock Exchange Agreement shall not be deemed to be Shares of Share Capital..

(o) “Solar Thin” means Solar Thin Films, Inc., a Delaware corporation and one of the Shareholders.

(p) “Stock Exchange Agreement” means that certain stock exchange agreement, dated as of September 29, 2008, by and among the Company, Solar Thin Films, Inc., BudaSolar Technologies Co., Ltd., Krafcsik Horvath Holding Ltd., Istvan Krafcsik and Attila Horvath.

(q) "Triggering Date” shall mean (i) for Section 2.2(a), the date of the selling Shareholder’s death; (ii) for Section 2.3, the date of the occurrence of an event of insolvency; and (iii) for Section 2.4, the date that the Offer (as defined in Section 2.4(a)) is delivered to the Offerees.

ARTICLE 2 - TRANSFERS

Section 2.1  General Restriction Against Transfer; Permitted Transfers.

(a) Each Shareholder covenants and agrees that, except as specifically set forth in this Article 2 and subject to Section 2.1(b), neither such Shareholder nor such Shareholder’s legal representatives or successors shall sell, donate, assign as collateral, pledge, hypothecate, mortgage, encumber, allow to be encumbered, transfer or otherwise dispose of in any manner whatsoever (each, a “Transfer”) any Shares.

(b) Any attempt to Transfer or to agree to Transfer any Shares in contravention of the provisions of this Agreement shall be void and shall have no effect. Compliance with the provisions of this Agreement shall be a condition precedent to the recording or documentation of any Transfer of any Shares in the books and records of the Company.

(c) Notwithstanding any of the restrictions on Transfer of the Shares contained in this Agreement, Transfers of any Shares of the Shareholders to any Affiliate or member of the family of any Shareholder, including, without limitation, a Transfer of Shares to a trust for the benefit of any of them, shall be permitted (each a “Permitted Transfer”); provided, however, that (i) any Shares so Transferred shall continue to be subject to the restrictions of this Agreement, (ii) such Transfer does not violate any of the provisions of this Agreement, and (iii) such Transfer shall not be effective until the transferee executes and delivers an agreement in the form supplied by the Company whereby such transferee agrees to become a party to this Agreement and to be bound by each of the terms and conditions of this Agreement. As used herein, the word “family” shall mean any spouse, lineal ancestor or descendant, adoptee, brother or sister.

(d) Each Shareholder hereby agrees that, during the period of duration specified by the Company and any underwriter, investment banker or nominated advisor of Share Capital or other securities of the Company following the effective date of a registration statement of the Company filed under the United Securities Act of 1933, as amended, or the listing of any Share Capital of the Company on any European Union securities exchange, if any, such Shareholder shall not, to the extent requested by the Company and such underwriter, investment banker or nominated advisor, Transfer any securities of the Company held by it at any time during a period of up to twelve (12) months following the effective date of such registration statement or listing of Share Capital on any European Union securities exchange (as the case may be). In order to enforce the foregoing covenant, the Company may impose stop-transfer instructions with respect to the Shares of each such Shareholder until the end of such period.

Section 2.2 Effect of Death.

(a) Upon the death of a Shareholder, that Shareholder’s legal inheritor may, but shall not be required to, within forty-five (45) days after its legal appointment, offer to sell to the Offerees, and the Offerees may, but shall not be required to, purchase all, but not less than all, of such Shares.

(b) Any proposed sale or sale under this Section 2.2 shall be made in accordance with Section 2.5, Section 2.6, Section 2.7 and Section 2.8.

Section 2.3 Sale Upon Insolvency. Each Shareholder agrees that upon the occurrence of any of the following events, unless excluded by law: (i) a Shareholder’s adjudication as a bankrupt; (ii) institution by or against a Shareholder of a petition for arrangement or any other type of insolvency proceeding under any bankruptcy law or otherwise; (iii) a Shareholder’s making of a general assignment for the benefit of such Shareholder’s creditors, (iv) the appointment of a receiver or trustee in bankruptcy of such Shareholder for any of a Shareholder’s assets; or (v) the taking, making or institution of any like or similar act or proceeding involving a Shareholder, provided that such event, adjudication, institution, making, appointment or similar act or proceeding is not cured or rescinded within ninety (90) days (the “Cure Period”), then, at the end of the Cure Period, such Shareholder or such Shareholder’s successor or successors in interest shall offer to sell to the Offerees, and the Offerees may, but shall not be required to, purchase all, but not less than all, of such Shareholder’s Shares and such sale shall be made in accordance with Section 2.5, Section 2.6, Section 2.7 and Section 2.8.

Section 2.4 Right of First Refusal.

(a) Notwithstanding any other provision of this Agreement, if at any time any Shareholder desires to sell for cash or cash equivalents all or any portion of its Shares pursuant to a bona fide offer from a third party who is not an Affiliate (for the purposes of this Section 2.4, the “Proposed Transferee”), such selling Shareholder shall submit a written offer (the “Offer”) to sell such Shares (the “Offered Shares”) to the Offerees on terms and conditions, including price, not less favorable to the Offerees than those on which the selling Shareholder proposes to sell such Offered Shares to the Proposed Transferee. The Offer shall disclose the identity of the Proposed Transferee, the Offered Shares proposed to be sold, the total number of Shares owned by the selling Shareholder, the terms and conditions, including price, of the proposed sale, and any other material facts relating to the proposed sale. The Company may appoint a third party or a Shareholder to exercise the right to purchase the Offered Shares by delivering written notice to the selling Shareholder. Any sale proposed or made under this Section 2.4 shall be made in accordance with Section 2.5, Section 2.6 and Section 2.8.

(b) The Shareholders’ right of refusal provided in this Section 2.4 shall not apply with respect to:

(i) the occurrence of any Liquidity Event, or

(ii) any redemption of Shares or sales of Shares by a Shareholder to the Company in a transaction approved by the Board of Directors of the Company;

(iii) any Permitted Transfer.

Section 2.5 Option Period; Effecting Election.

(a) Option Period. For each proposed purchase of Shares by the Offerees made pursuant to Section 2.2, Section 2.3 or Section 2.4, the Company shall have the first option to purchase all or any portion of such Shares. The Company shall have thirty (30) days (the “Company Option Period”) from the effective Triggering Date to consummate such a sale. If the Company does not consummate any such sale within the Company Option Period, the Shareholder Offerees shall then have an additional thirty (30) day period (the “Shareholder Offerees’ Option Period”) (beginning on the day following the expiration of the Company Option Period) during which they may consummate the purchase of the applicable Shares. The Company Option Period and the Shareholder Offerees’ Option Period are collectively referred to herein as the “Option Periods.” If any such Share purchase is not consummated by either the Company or the Shareholder Offerees within the applicable Option Period, the Shares may be sold to a third party or otherwise transferred, as applicable, by the Shareholder or his legal representative, as applicable. Any purchase made by the Company and the Shareholder Offerees under this Agreement shall result in all of the applicable Shares being purchased, but the Company and the Shareholder Offerees may divide the Shares purchased between themselves in any proportions that they desire in their sole discretion; provided, however, that each Shareholder Offeree shall have the right to purchase at least that Shareholder Offeree’s pro rata share of the Shares available for purchase by all of the Shareholder Offerees. This pro rata share shall be calculated for each Shareholder Offeree based on each Shareholder Offeree’s ownership of Shares (as a percentage of all of the Shares owned by all of the Shareholder Offerees). If a Shareholder Offeree declines to purchase his pro rata share, the other Shareholder Offerees may purchase any such remaining Shares based on their pro rata share of these remaining Shares (excluding any shares owned by the Shareholder Offeree who declined to purchase his pro rata share in the initial Shareholder Offeree purchase).

(b) Effecting Election. Election by the Company or the Shareholder Offerees to purchase Shares offered for sale pursuant to this Agreement shall be effected by sending written notice of such election to such offering Shareholder or such offering Shareholder’s representative (as applicable) prior to the expiration of the applicable Option Period.

Section 2.6 Effect of Failure to Elect to Purchase All Shares.

(a) If the Offerees do not elect to purchase all of the Shares offered for sale by an offering Shareholder (or its legal inheritor or representative) pursuant to Section 2.2 or Section 2.3, all of the offering Shareholder’s Shares shall continue to be owned by such Shareholder (or his legal representative, as applicable). Such Shares may be transferred as contemplated by the Shareholder (or legal representative), but such Shares will at all times continue to be subject to the restrictions of this Agreement and no such Transfer will be effective until each proposed transferee executes and delivers a counterpart of this Agreement.

(b) If the Offerees do not elect to purchase all of the Shares offered for sale by an offering Shareholder pursuant to Section 2.4, all, but not less than all, of the offering Shareholder’s Shares may be transferred to the bona fide offeror pursuant to the terms of the bona fide offer within sixty (60) days following the expiration of the Shareholder Offerees’ Option Period; provided, however, that any Shares so transferred shall continue to be subject to the restrictions of this Agreement and such Transfer shall not be effective until the transferee executes and delivers a counterpart of this Agreement. If all of the offering Shareholder’s Shares are not transferred within such 60-day period, such Shares shall again become subject to the restrictions contained in this Agreement and shall not be transferred except in accordance with the terms and conditions of this Agreement.

Section 2.7  Purchase Price. Except as provided in Section 2.4 of this Agreement, the “Purchase Price” per share of the Shares proposed for Transfer or Transferred shall be determined as of the last equity offering of the Company and being equal to the price per share pursuant to the last equity offering, provided such equity offering of the Company was consummated within a six (6) month period of the proposed Transfer and with parties who are not Affiliates of the Company or any Shareholder, or in absence of an equity offering within the said six (6) month period, by the written concurrence of a Qualified Appraiser. The Qualified Appraiser shall be chosen within five (5) business days after the Triggering Date. The Company shall pay the costs and expenses of the Qualified Appraiser. The Qualified Appraiser shall develop a fair market value determination of the Company’s value, and this shall become the final and binding Purchase Price. The Qualified Appraiser must be firm or individual with previous background and experience in the valuation and appraisal of corporations, which are similar in size, industry and financial condition to the Company. The Qualified Appraiser shall deliver a written report to all parties (which documents it’s determination of the Purchase Price, along with a sufficiently detailed description of the methodologies, assumptions and procedures used) within thirty (30) days after the designation of the Qualified Appraiser. However, the Purchase Price to be determined under this Section 2.7 shall not be less than the price offered on a firm basis for all and not less than all of the Shares by a bona fide third party buyer who is not an Affiliate of the Company or of any Shareholder.

Section 2.8 Closing; Payment.

(a) The closing ("Closing") of any sale of a Shareholder’s Shares to an Offeree pursuant to Section 2.2 or Section 2.3 shall take place at the office of the Company at any point prior to the expiration of the applicable Option Period or in the event of a sale under Section 2.4, on the sixtieth (60th) business day following the date the Offer was made. The certificate or certificates representing the Shares to be purchased by the Offerees, properly endorsed for transfer or with an executed stock power attached, shall be delivered at the Closing free and clear of all liens, security interests, pledges, charges or other encumbrances of any nature whatsoever, except for the rights of the Offerees set forth in this Agreement, against the payment of the purchase price therefore, unless otherwise agreed by the Parties of the Purchase and accepted by the other Shareholders and the company in written form. .

(b) The Purchase Price for any purchase of Shares by the Company under this Agreement shall be made exclusively in cash.

(c) Notwithstanding any other provision of this Section 2.8, if an Offeree is purchasing the Shares pursuant to Section 2.4 and is paying the purchase price set forth in the bona fide offer, the purchase price shall be paid in accordance with the terms and conditions contained in the bona fide offer.

Section 2.9 Failure to Deliver Shares. If a Shareholder (for the purposes of this Section 2.9, an “Obligated Shareholder”) becomes obligated to sell any Shares to any Offeree hereunder, as determined by a final nonappealable order from a court of competent jurisdiction, and fails to deliver such Shares in accordance with the terms of this Agreement, the Offeree may, at its option, in addition to all other remedies it may have, send to the Obligated Shareholder the Purchase Price for such Shares. Upon receipt of a final nonappealable order from a court of competent jurisdiction, the Company, upon written notice to the Obligated Shareholder shall (i) cancel on its books the certificate or certificates representing the Shares to be sold and (ii) shall issue, in lieu thereof; in the name of the Offeree, a new certificate or certificates representing such Shares, and all of the Obligated Shareholder’s rights in and to such Shares shall immediately terminate.

Section 2.10 Tag-Along Rights.

(a) If at any time any of the Shareholders, whether alone or together by agreement, contract or understanding (for the purposes of this Section 2.10, each a “Selling Party”) wishes to sell any Shares owned by it in a single transaction or series of related transactions equaling forty percent (40%) or more of all of the Share Capital of the Company then issued and outstanding (on a fully-diluted basis counting all issued options, warrants and convertible securities) to any third party (other than to a permitted transferee of such Selling Party in connection with a Permitted Transfer or any other Shareholder (see Section 2.12)) (for the purposes of this Section 2.10, the “Purchaser”), and the Selling Party has complied with all of the other requirements of this Agreement, the Selling Party shall cause a written notice of the offer by the Purchaser to purchase such Shares (a “Tag-Along Notice”) to be delivered to each of the other Shareholders (each a “Tag-Along Shareholder”), setting forth the price per Share to be paid by the Purchaser, the identity of the Purchaser and the other principal terms and conditions of the Purchaser’s offer to purchase such Shares, and each Shareholder shall have the right to offer for sale to the Purchaser, as a condition of such sale by the Selling Party, the same proportion of the Shares then held by such Shareholder as the proposed sale represents with respect to the total number of Shares that the Selling Party owns or has the right to acquire pursuant to outstanding options, warrants or convertible securities, at the same price per Share and on the same terms and conditions as involved in such sale by the Selling Party. Each Shareholder shall notify the Selling Party of its intention to sell its Shares pursuant to this Section 2.10 as soon as practicable after receipt of the Tag-Along Notice, but in no event later than thirty (30) days after receipt thereof.

(b) In the event that any Shareholder elects to sell its pro rata portion to the Purchaser, the Tag-Along Shareholders shall not be obligated to execute and deliver any document which (A) requires such Tag-Along Shareholder to make representations or warrants regarding any aspect whatsoever of the business or prospects of the Company and/or its Subsidiaries, (B) would subject such Tag-Along Shareholder to restrictive covenants, or (C) requires such Tag-Along Shareholder to be obligated for any indemnification or other obligations other than (so long as the Selling Party(s) do at least the same) (1) the obligation to join on a pro-rata basis (but not on a joint and several basis), based on its respective share of the aggregate proceeds paid by the Purchaser (but only up to the amount of net proceeds actually received by such Tag-Along Shareholder in the sale), in any indemnification that the Selling Party(s) have agreed to, and (2) any such obligations that relate specifically to a particular Shareholder such as indemnification with respect to representations and warranties given by a Shareholder regarding such Shareholder’s title to and ownership of Shares.

(c) The Selling Party and each other Shareholder intending to sell Shares hereunder shall sell to the Purchaser all, or at the option of the Purchaser, any part of the Shares proposed to be sold by them at not less than the price per Share and upon other terms and conditions, if any, not more favorable to the Purchaser than those set forth in the Tag-Along Notice; provided, however, that any purchase of less than all of such Shares by the Purchaser shall be made from the Selling Party and each other Shareholder intending to sell Shares hereunder pro rata based upon the number of Shares then held by the Selling Party and each such other Shareholder electing to sell to the Purchaser (calculated on a fully diluted basis).

(d) Tag-along rights under this section 2.10 shall not be applied in the event of the Buy-out Rights under Section 8.5 or the call Option Right under Section 8.6 of the Share Purchase Agreement are exercised.

Section 2.11 Drag-Along Rights.

(a) At any time commencing on or after May 1, 2014, if one or more Shareholders (for the purposes of this Section 2.11, the “Initiating Shareholders”) owning at least a majority of the issued and outstanding Share Capital of the Company (on a fully-diluted basis counting all issued options, warrants and convertible securities) may, in connection with a bona fide cash offer (a “Drag-Along Offer”) by a third party who is not an Affiliate of the Company or any Shareholders (for the purposes of this Section 2.11, a “Third Party”) to acquire all of the then outstanding Shares or all or substantially all of the assets or businesses of the Company (no matter how the transaction may be structured), require each other Shareholder (each a “Drag-Along Shareholder”) to sell to such Third Party all of the Shares then held by such Shareholder or to vote their Shares in favor of such transaction if other than a sale of Shares as provided below; provided, however, that: (i) the Drag-Along Shareholders shall not be obligated to execute and deliver any document which (A) requires such to make representations or warrants regarding any aspect whatsoever of the business or prospects of the Company and/or its Subsidiaries, provided that such Drag-Along Shareholders (so long as the Initiating Shareholders do at least the same), shall make representations and warranties to the effect that (x) such Drag-Along Shareholder is the legal and beneficial owner(s) of the securities being sold in the sale, free and clear of all liens, claims, security interests, restrictions, agreements of sale or other encumbrances (other than any imposed by this Agreement, as amended and restated, and (y) such Drag-Along Shareholder has the capacity or power and authority to effect such sale), (B) would subject such to restrictive covenants, or (C) requires such Drag-Along Shareholder to be obligated for any indemnification or other obligations other than (so long as the Initiating Shareholders do at least the same) (1) the obligation to join on a pro-rata basis (but not on a joint and several basis), based on its respective share of the aggregate proceeds paid by the purchaser in such sale (but only up to the amount of net proceeds actually received by such Drag-Along Shareholder in the sale), in any indemnification that the Initiating Shareholders have agreed to, and (2) any such obligations that relate specifically to a particular Shareholder such as indemnification with respect to representations and warranties given by a Shareholder regarding such Shareholder’s title to and ownership; (ii) if the Initiating Shareholders elect to exercise their rights under this Section 2.11(a), such Drag-Along Shareholder receives cash in such sale. If the Initiating Shareholders elect to exercise their right to compel a sale pursuant to this Section 2.11, the Initiating Shareholders will cause a written notice of the Drag-Along Offer (the “Drag-Along Notice”) to be delivered to each of the other Shareholders, setting forth the aggregate consideration, the identity of the Third Party and the other principal terms and conditions thereof.

(b) The Initiating Shareholders will have one hundred twenty (120) days from the date the Drag-Along Notice is given to the other Shareholders to consummate the sale to the Third Party, at the price and on the terms substantially similar to those set forth in such Drag-Along Notice, of all of the Shares subject to the Drag-Along Offer pursuant to Section 2.11(a). If the sale to the Third Party is not completed during such one hundred twenty (120) day period, then the other Shareholders will be released from their obligations with respect to such Drag-Along Notice (but not future Drag-Along transactions).

(c) Subject to Section 2.11(b), each Shareholder agrees to cast all votes to which such Shareholder is entitled in respect of its Shares, whether at any annual or special meeting, by written consent or otherwise, in the same proportion as Shares are voted by the Initiating Shareholders to approve any transaction or series of transactions in connection with which the Initiating Shareholders exercise their rights in this Section 2.11 (including, without limitation, any recapitalization, merger, consolidation, reorganization or sale of all or substantially all of the assets of the Company).

Section 2.12 Buy-out Right.  Notwithstanding anything to the contrary, express or implied, contained in this Agreement, NPI, Istvan Krafcsik and Attila Horvath or their Permitted Transferees (collectively, the “Minority Shareholders”) shall have the right to sell their Minority Interest to STF (the “Buy-out Right”), all upon the terms and conditions set forth in Section 8.5 of the Stock Exchange Agreement.

Section 2.13 Call Option Right. Notwithstanding anything to the contrary, express or implied, contained in this Agreement, STF shall have the right, but not the obligation, to acquire 100% of the Minority Interest from the Minority Stockholders (the “Call Option”), under the terms and conditions set forth in Section 8.6 of the Stock Exchange Agreement.

ARTICLE 3 -  CORPORATE GOVERNANCE AND AGREEMENTS

Section 3.1 Major Decisions, Competing Business Ventures and Affiliated Sales.

(a) Major Decisions. The events listed on Exhibit A hereto are deemed to be “Major Decisions” for the Company. Notwithstanding any other provision of this Agreement, the Company’s Articles of Incorporation, and except as otherwise prohibited by applicable law, for so long as the Buy-out Right referred to in Section 2.12 of this Agreement and provided for in Section 8.5 of the Stock Exchange Agreement shall remain in force and effect, the approval of any Major Decision shall require the affirmative vote of each of those Shareholders listed on Schedule A who hold at least twenty (20%) percent of the total issued and outstanding Share Capital of the Company. The only Shareholders empowered to vote on Major Decisions are those persons or entity listed in Schedule A. In the event a decision from a Shareholder is not forthcoming within a period of ten (10) business days (as recognized in Hungary) then such Shareholder shall be deemed to have accepted the Major Decision approved or ratified by the Board of Directors or other Shareholders. Each Shareholder has the right at any time to remove and to replace its representative to vote on Major Decisions pursuant to prior written notification to the Company and to the Shareholders.

(b) Competing Business Ventures. Notwithstanding anything to the contrary contained in this Agreement, the Stock Exchange Agreement or in the respective employment agreements dated of even date herewith between the Company and István Krafcsik and Attila Horváth (the “Executive Employment Agreements”), in the event that Solar Thin shall, at any time or from time to time, seek to acquire or establish, directly, through any Subsidiary (other than the Company) or in connection with joint ventures with Persons who are not Affiliates of Solar Thin, one or more PV Facilities to manufacture PV Equipment that produce PV Modules (a “Competing Business Venture”), Solar Thin shall first comply with the following procedures:

(i) Solar Thin shall present full details of the business opportunity relating to the Competing Business Venture to the board of directors of the Company;

(ii) if and to the extent that capital or other funding for the business opportunity relating to the Competing Business Venture shall be required, if available in the Company, the Company shall provide such capital or funding; and

(iii) if the Company is unable provide such capital or funding, the same shall be provided by the Shareholders in proportion to their individual ownership of the Shares.

Subject to the foregoing procedures, if New Palace Investments Ltd., a Cyprus corporation 100% owned by István Krafcsik and Attila Horváth (“NPI”), acting through Istvan Krafcsik in accordance with Schedule A hereto, pursuant to a Major Decision shall determine that the Company shall not proceed with or invest in such Competing Business Venture, in and in such event, Solar Thin may engage in such Competing Business Venture directly itself, through any Subsidiary (other than the Company) or in connection with joint ventures with Persons who are not Affiliates of Solar Thin; provided, that:

(A) the Company and the Person established to engage in such Competing Business Venture shall enter into a non-exclusive technology transfer and license agreement with the Company pursuant to which the Company will provide certain mutually agreed upon technology, personnel expertise, know-how, installation, start-up services and other intellectual property to such Person, all upon such arms length terms and conditions as shall be comparable to any similar arrangement entered into with any Person who is not Affiliated with Solar Thin; and

(B) if such Competing Business Venture shall consist of a joint venture or similar arrangement with any Person who is not an Affiliate of Solar Thin or its Subsidiaries:

(1) at or immediately following the closing of such Competing Business Venture, Solar Thin shall assign directly to István Krafcsik and Attila Horváth or NPI, a percentage of the 100% of the equity or earnings and profits of the joint venture or other entity established to engage in such Competing Business Venture that is owned or made available to Solar Thin (the “Available Solar Thin Equity”) which shall be equal to the same percentage by which the Share Capital of István Krafcsik and Attila Horváth or NPI then owned in the Company bears to 100% of the outstanding Share Capital of the Company (the “Minority Shareholders’ Equity”); and

(2) The Minority Shareholders Equity in any Competing Business Venture shall be convertible at any time, at the option of István Krafcsik and Attila Horváth or NPI (as applicable) shares of common stock of Solar Thin at a conversion price equal to 100% of the average of the closing prices of Solar Thin’s common stock for the 10 trading days immediately prior to the date notice of conversion is given.

For the avoidance of doubt, if (i) the Available Solar Thin Equity in such Competing Business Venture shall be 40% of 100% of the equity or earnings and profits of the joint venture or other entity established to engage in such Competing Business Venture, and (ii) István Krafcsik and Attila Horváth or NPI then own 40% of the Share Capital of the Company, then and in such event, the Minority Shareholders’ Equity in such Competing Business Venture shall be 16% of 100% of the equity or earnings and profits of the joint venture or other entity established to engage in such Competing Business Venture.

(c) Affiliated Equipment Purchasers. In the event that Solar Thin or any Subsidiary or Affiliate of Solar Thin (other than the Company or its Subsidiaries) in which Solar Thin or such Subsidiary or Affiliate shall own not less than thirty-three and one-third percent (33-1/3%) of the equity or earnings and profits, shall engage in the sale of PV Modules, such Person(s) (an “Affiliated Equipment Purchaser”) shall have the right to purchase PV Equipment from the Company at a price equal to 80% of the Gross Profit Margin that is then being received by the Company for sales of similar quantities of PV Equipment to Persons who are not Affiliates (“Comparable Sales”); provided, that such Gross Profit Margin shall not be less than the sum of (i) cost of goods sold (as determined in accordance with US GAAP), plus 25%. In addition, unless otherwise agreed as a Major Decision, not more than thirty percent (30%) of the Company’s annual production of PV Equipment will be delivered to such Affiliated Equipment Purchasers at the prices and terms and conditions set forth herein. In such connection, Solar Thin has advised István Krafcsik and Attila Horváth that it intends to establish a PV Facility to manufacture PV Modules in Ulster County, New York and in connection therewith intends to purchase PV Equipment from the Company.

(d) Other Solar Thin Activities. Notwithstanding anything to the contrary contained in this Agreement, the Stock Exchange Agreement or in the Executive Employment Agreements, except for a Competing Business Venture (which shall be subject to the provisions of Section 3.1(b) above), Solar Thin shall have the absolute right at any time, or from time to time, to engage, either directly or through any Subsidiary or Affiliate other than the Company or its Subsidiaries) or in connection with any acquisition, joint venture or related arrangement with any other Person in any business activity, including, without limitation, (i) the manufacture and production of PV Modules or other photovoltaic modules using crystalline technologies, copper indium gallium diselenide (“CIGS”) technologies, or any other production methods, (ii) other than PV Equipment to produce PV Modules, the manufacture and production of equipment to manufacture and produce photovoltaic modules using crystalline technologies, CIGS technologies, or any other production methods, (iii) the establishment of power plants or related power facilities; in each case, without being obligated to first offer such business opportunity to the Company or to any other Shareholder.

Section 3.2 Board Seat and Voting. The number of members of the Board of Directors of the Company shall be not less than five (5) persons. For a period equal to the greater of (a) the duration of their employment as senior executive officers of the Company, or (b) their direct or indirect ownership of not less than 20% of the share capital of the Company (in case any shares owned by any affiliate or family member such shares shall be deemed as owned by István Krafcsik and Attila Horváth), Istvan Krafcsik and Attila Horvath shall be entitled to serve as directors of the Company and its Subsidiaries (as defined in the Stock Exchange Agreement) following the Closing Date of the transactions under the Stock Exchange Agreement. STF shall designate a majority of the members of the Board of Directors of the Company and its Subsidiaries following the Closing Date of the transactions under the Stock Exchange Agreement. The initial directors designated by STF shall be Robert M. Rubin (who shall serve as Chairman of the Board), Peter Lewis and Dr. Miles Galin. All members of the Board of Directors of the Company and its Subsidiaries shall continue to serve in such capacities until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be. In the event of the death or inability of either Krafcsik or Horvath to serve as members of the Board of Directors of the Company and Subsidiaries, the remaining member of them may designate the second director who shall serve for the period as set forth above.

Section 3.3 Officers. Istvan Krafcsik shall be appointed as President and Attila Horvath shall be appointed as Chief Operating Officer of the Company and as Managing Director and Chief Operating Officer, respectively, of the Company’s Subsidiary until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

Section 3.4 Related Party Transactions. The Company shall not enter into, amend, modify or supplement, or permit any Subsidiary to enter into, amend, modify or supplement, any agreement, transaction, commitment or arrangement with any of the Shareholders, or other Affiliate of a Shareholder or with any individual related by blood, marriage or adoption to any such Person, except on terms that are fair and reasonable to the Company and its Subsidiaries and at prevailing market rates.

Section 3.5 Dividend Policy. Unless otherwise agreed by the Shareholders as a Major Decision, the Company shall distribute to Shareholders not later than 90 days after the end of each financial year any Excess Cash.

Section 3.6 Working Capital Funding Policy.

(a) In the event and to the extent that the Company and/or its wholly owned subsidiary BudaSolar Technologies Kft. requires working capital in addition to the $3,000,000 provided by Solar Thin under the Stock Exchange Agreement, Solar Thin shall undertake in good faith (but shall not be legally obligated) to furnish such additional working capital, either directly as a loan from Solar Thin to the Company or through a financing arranged by Solar Thin directly for the Company. In such case, the terms and conditions of such additional funding made or arranged by Solar Thin, shall be deemed to be a loan with interest calculated at a rate per annum equal to the greater of (a) 8% or (b) the actual annual interest rate being charged to Solar Thin or its Affiliate by any unaffiliated Person lending such amount of money to Solar Thin or its Affiliate (other than the Company) that Solar Thin or such Affiliate then lends to the Company or its Subsidiaries. All other terms and conditions of such working capital loan (including repayment terms) shall be approved as a Major Decision by the Shareholders and shall be subject to the provisions of Section 3.1 of this Agreement.

(b) The provisions of Section 3.6(a) shall not be applicable to a Competing Business Venture which shall be governed by the provisions of Section 3.1(b) of this Agreement.

ARTICLE 4 - GENERAL PROVISIONS

Section 4.1 Notices. Except as expressly set forth to the contrary in this Agreement, all notices, requests, or consents provided for or permitted to be given under this Agreement must be in writing and delivered by (a) personal delivery, or (b) a nationally recognized overnight courier delivery service (such as Federal Express, UPS, DHL, or USPS Express Mail) and a notice, request, or consent given under this Agreement is effective on receipt by the Person to receive it. All notices, requests, and consents to be sent to the Company or a Shareholder must be sent to or made at the appropriate address as held by the Company, or to such other address as is specified by written notice to all parties hereto. Whenever any notice is required to be given by law or this Agreement, a written waiver thereof, signed by the person entitled to notice, whether before or after the time stated therein, will be deemed equivalent to the giving of such notice.

Section 4.2 Entire Agreement. This Agreement constitutes the entire agreement among the Company and the Shareholders relating to the matters contained herein and supersedes all prior similar contracts or agreements with respect to the Company or the Shares, whether oral or written, other than the provisions of the Securities Exchange Agreement, the Company’s Restated Articles of Incorporation or any documents executed pursuant thereto.

Section 4.3 Effect of Waiver or Consent. A waiver or consent, express or implied, of any breach or default by any person in the performance of its obligations with respect to the Company is not a consent or waiver of any other breach or default in the performance by that person of the same or any other obligations of that person with respect to the Company. Failure on the part of a person to complain of any act or omission of any person or to declare any person in breach or default with respect to the Company, irrespective of how long that failure continues, does not constitute a waiver by that person of its rights with respect to that default.

Section 4.4 Amendment or Modification. This Agreement may be amended or modified from time to time only by the written consent of the Company and by a writing signed by the Company and all of the Shareholders.

Section 4.5 Binding Effect. Subject to the restrictions on Transfer set forth Article 2, this Agreement is binding on and inures to the benefit of the Shareholders and their respective heirs, legal representatives, successors, and assigns.

Section 4.6 Governing Law. Arbitration; Jurisdiction.  This Agreement and the legal relations among the parties hereto shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to any principles of conflicts of laws. Any provision of this Agreement prohibited by the laws of the State of New York shall be ineffective to the extent of such prohibition without invalidating the remaining provisions of this Agreement.

(b) All disputes, claims or controversies arising out of or relating to this Agreement, or any agreement executed and delivered pursuant hereto, or the negotiation, breach, validity or performance hereof, or the transactions contemplated hereby which cannot be resolved by good faith negotiations, shall be exclusively submitted to final and binding arbitration in London England before a panel of three arbitrators appointed by the International Chamber of Commerce; provided, that if any party has no adequate remedy at law he or it may seek emergency injunctive relief or specific performance before any court of competent jurisdiction in Hungary or the United States. The decision and award of the arbitrators shall be enforceable in any court of competent jurisdiction in the United States and Hungary.

(c) The parties covenant and agree that the arbitration shall commence within ninety (90) days of the date on which a written demand for arbitration is filed by any party hereto. In connection with the arbitration proceeding, the arbitrators shall have the power to order the production of documents by each party and any third-party witnesses. In connection with any arbitration, each party shall provide to the other, no later than seven (7) business days before the date of the arbitration, the identity of all persons that may testify at the arbitration and a copy of all documents that may be introduced at the arbitration or considered or used by a party’s witness or expert. The arbitrators’ decision and award shall be made and delivered within six (6) months of the selection of the arbitrators. The arbitrators’ decision shall set forth a reasoned basis for any award of damages or finding of liability. The arbitrators shall not have power to award damages in excess of actual compensatory damages and shall not multiply actual damages or award punitive damages or any other damages that are specifically excluded under this Agreement, and each party hereby irrevocably waives any claim to such damages.

(d) The parties covenant and agree that they will participate in the arbitration in good faith and that they will, except as provided below, (A) bear their own attorneys’ fees, costs and expenses in connection with the arbitration, and (B) share equally in the fees and expenses charged by the arbitrators. The arbitrators may in their discretion assess costs and expenses (including the reasonable legal fees and expenses of the prevailing party) against any party to the proceeding. Any party unsuccessfully refusing to comply with an order of the arbitrators shall be liable for costs and expenses, including attorneys’ fees, incurred by the other party in enforcing the award. This Section 4.10 applies equally to requests for temporary, preliminary or permanent injunctive relief, except that in the case of temporary or preliminary injunctive relief any party may proceed in court without prior arbitration for the purpose of avoiding immediate and irreparable harm or to enforce its rights under any non-competition covenants.

Section 4.7 Further Assurances. In connection with this Agreement and the transactions contemplated hereby, each Shareholder will execute and deliver any additional documents and instruments and perform any additional acts necessary or appropriate to effectuate and perform the provisions of this Agreement and those transactions.

Section 4.8 Offset. Whenever the Company is to pay any sum to any Shareholder, any amounts that that Shareholder owes to the Company may be offset against and deducted from that sum before payment.

Section 4.9 Severability.  Should any part of this Agreement be rendered or declared invalid, illegal or unenforceable in part of in whole, such invalidation of such part or portion of this Agreement should not invalidate the remaining provisions thereof, and they shall remain in full force and effect. This regulation is respectively applicable to any gap in the regulation of this Agreement arising during the interpretation or fulfilment thereof. It is further agreed that if part of the Agreement is determined invalid, either party may open negotiations solely with respect to a substitute for such Article, Section, or portion.

Section 4.10 Counterparts. This Agreement may be executed in multiple counterparts with the same effect as if all signing parties had signed the same document. All counterparts when signed and assembled together will constitute a single, fully-executed instrument.

Section 4.11 Incorporation of Recitals, Schedules and Exhibits. All of the Recitals stated at the beginning of this Agreement and all of the Schedules and Exhibits attached hereto are hereby incorporated by reference into and made a part of this Agreement.

Section 4.12 Acknowledgments By Shareholders and the Company. By executing this Agreement, each Shareholder and the Company acknowledges and agrees that it (i) has actual notice of all of the provisions of this Agreement, including, without limitation, the restrictions on the transfer of Shares, (ii) has received copies of and has read and reviewed the Company’s Articles of Incorporation and Bylaws, and (iii) was strongly encouraged by the Company to obtain individual legal counsel before signing this Agreement. Each Shareholder hereby agrees that this Agreement constitutes adequate notice of all such provisions, and each Shareholder hereby waives any requirement that any further notice as required by any provision of Hungarian law or otherwise should be given.

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IN WITNESS WHEREOF, the undersigned parties have executed this Shareholders’ Agreement effective as of the date first set forth above.

STF TECHNOLOGIES LTD.

By:
Name:
Title:

SHAREHOLDERS:

SOLAR THIN FILMS, INC.

By:
Name:	Peter C. Lewis
Title:	President

NEW PALACE INVESTMENTS LTD.

By:
Name:	Istvan Krafcsik
Title:	President and Managing Director

ISTVAN KRAFCSIK

ATTILA HORVATH

MAJOR DECISIONS PERTAINING TO THE COMPANY AND ITS SUBSIDIARIES

1.	The amendment of the Company’s Articles of Incorporation or bylaws;

2.	The merger of the Company with or into or consolidate with any other corporation;

3.	Any change the fundamental nature of the Company’s Business;

4.
The admission of new Shareholders in the Company or the issuance of any capital stock or other equity securities of the Company, or the execution of any agreement to grant, any options, convertibility rights, other rights, warrants, calls or agreements relating to Company equity securities;

5.
The creation, incurrence, assumption, guarantee or otherwise becoming liable or obligated with respect to any indebtedness in excess of USD Two Million ($2,000,000), or the making of any loan or advance to, or any investment in, any Person, except in each case in the ordinary course of business;

6.
Any agreement to consummate the sale, transfer, lease, mortgage, encumber or other dispose of any of the assets of the Company or its Buda Solar subsidiary having a value in excess of USD Two Million ($2,000,000);

7.	The final terms and conditions of any additional funding contemplated by Section 3.6 of this Agreement.

8.	Except as contemplated by Article 3, entering into any agreement commercial or financial with any Affiliate or Connected Person which involves an amount in excess of USD Two Million ($2,000,000).

9.	Except as contemplated by Article 3, entering into any service agreement with any Affiliate or Connected Person which involves an amount in excess of USD Two Million ($2,000,000).

10.	Appointment of the President, the Chief Operating Officer, the Chief Financial Officer and the Chief Technology Officer of the Company its subsidiaries.

11.	Change of the statutory auditors.

12.	Approval, adoption or change of annual budgets and approval of unbudgeted capital expenditure over USD One Million ($ 1,000,000).

13.	The acquisition by the Company of the business, or a majority of the securities or assets of any Person;

14.	The purchase any securities of any Person in excess of US$ 2,000,000.

15.	Borrowing any sum exceeding USD Two Million ($2,000,000).

16.	Any single commercial agreement or commitment (or in a series of related transactions) in excess of USD Ten Million ($10,000,000).

17.	Initiating or settlement out of court of any litigation involving an amount in excess of USD One Million ($ 1,000,000).

18.	Any decision with respect to the winding up of the Company or any Subsidiary of the Company;

19.	Entering into any agreement other than on an arm’s length basis.

SCHEDULE A

LIST OF SHAREHOLDERS AND AFFILIATES

Name of Shareholder	Address
Solar Thin Films, Inc.
New Palace Investments Ltd.	Crystal Offices Kranbis Building 20B Stasikratous Street 1065 Nicosia, Cyprus

Name of Shareholder	Number of Shares of Share Capital	Percentage
Solar Thin Films, Inc.		60%
New Palace Investments Ltd.		40%

Total		100%

Name of Shareholders of New Palace Investments Ltd.	Number of Shares of Share Capital	Percentage
Istvan Krafcsik		75%
Attila Horvath		25%

Name of Representatives to vote on Major Decisions pursuant to Section 3.1
Solar Thin Films, Inc.	The Chief Executive Officer or President of Solar Thin Films, Inc.
New Palace Investments Ltd	Istvan Krafcsik